Exhibit 99.1

News Release

ABRAXIS BIOSCIENCE ANNOUNCES PLAN TO SEPARATE INTO TWO

INDEPENDENT PUBLIC COMPANIES

•	Abraxis BioScience will separate its hospital-based business, to be named APP, from its proprietary business, which will retain the name Abraxis BioScience

•	Abraxis BioScience shareholders will own one share of the hospital-based business, APP, and one share of the proprietary business, Abraxis BioScience, for each Abraxis BioScience share previously held

•

Deutsche Bank and Wachovia Bank, N.A. have provided an underwritten commitment for $1.45 billion of bank financing, comprised of a $1.3 billion term loan based on approximately 4.8 to 5.2x estimated Adjusted EBITDA of APP, and a $150 million revolving credit facility

•

The proprietary business, the new Abraxis BioScience, will receive approximately $1.0 billion infusion from the bank financing proceeds and will be strategically focused on its nab™ technology platform, the development of its deep proprietary pipeline and expanded commercialization of ABRAXANE

LOS ANGELES, Calif. (July 2, 2007) — Abraxis BioScience, Inc. (NASDAQ:ABBI) today announced its intention to separate the company’s hospital-based product business — Abraxis Pharmaceutical Products (APP) — from its proprietary product business — Abraxis Oncology and Abraxis Research (the new Abraxis BioScience) — in a transaction that will result in two independent, highly focused public companies. The transaction would enable each company to deliver on their strategic visions and compete more effectively in their specialized marketplaces with their differing capital requirements and business mandates. The transaction is subject to obtaining a ruling from the Internal Revenue Service that the separation will be tax-free to Abraxis BioScience and its shareholders.

Following the separation of the businesses, each current shareholder will own one share of Abraxis Pharmaceutical Products, which is expected to be known as APP, Inc., and one share of the new Abraxis BioScience, for each share previously held. It is currently

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expected that APP will be traded on the NASDAQ Global Market under the ticker symbol “APPX” and the new Abraxis BioScience, as a new publicly traded company, will be traded on the NASDAQ Global Market under the company’s current ticker symbol “ABBI.”

Abraxis has received commitments for $1.45 billion of senior credit facilities comprised of a funded $1.3 billion term loan and an unfunded $150 million revolving credit facility. The funded financing is anticipated to represent approximately 4.8 to 5.2x of APP’s estimated adjusted EBITDA for the previous four quarters prior to the close. APP will be responsible for servicing the debt following the separation. A portion of the proceeds raised through the debt financing will be used to repay the current company’s existing indebtedness and approximately $1.0 billion will be transferred to the new Abraxis BioScience immediately prior to the separation. The consolidated adjusted EBITDA as set forth in the table attached for the current Abraxis BioScience was $250.6 million for the fiscal year ended 2006.

Detailed information about the separation of the businesses will be provided when the company files a Form 10 registration statement for the new Abraxis BioScience, which is expected to be filed in the third quarter of 2007.

Patrick Soon-Shiong, M.D., chairman and chief executive officer of Abraxis BioScience, stated, “Strategic initiatives executed over the past few years, including the acquisition of global rights to ABRAXANE and the nab technology platform, the acquisition of the AstraZeneca anesthesia/analgesic portfolio and the acquisition of the Pfizer manufacturing facility in Puerto Rico, have accelerated the growth of two robust businesses with more than 1,900 employees and combined revenues that are expected to approach $1 billion by the end of 2007.

“By separating these unique business units into two entities, we believe we will be able to unlock the intrinsic value of both companies by allowing each company to pursue its unique long-term strategic initiatives and address their diverse operational and capital needs. Furthermore, the separation will permit each company to focus on their respective pipelines, and business development opportunities and compete more effectively in their individual marketplaces,” continued Dr. Soon-Shiong. “APP, with one of the most comprehensive injectable product portfolios in the U.S. and one of the only

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companies that mirror the overall market demand for injectable products, will be positioned to maximize its core strength to enhance current product offerings and pursue new opportunities including biosimilars. APP has demonstrated a remarkable ability to remain flexible while continuing to aggressively pursue new opportunities and products and, as a standalone entity, this ability to respond rapidly to the needs in the generic marketplace will be enhanced.

“The proceeds provided to the new Abraxis BioScience in this transaction will permit this entity to become a highly focused biotechnology company, strategically concentrating on its nab technology platform to deliver progressive therapeutics, such as ABRAXANE, and develop core technologies that offer new and personalized treatments to patients with life-threatening diseases. The era of personalized medicine has arrived, and with the financial and scientific resources created as a result of this transaction, the new Abraxis BioScience will be uniquely positioned to forge new paradigms of drug discovery and personalized drug development,” said Dr. Soon-Shiong.

“APP has a strong, stable cash flow and has established an impressive record of revenue growth and gross margins which will adequately support the debt,” said Lisa Gopala, chief financial officer of Abraxis BioScience. “With a capital infusion of approximately $1.0 billion and 2007 net sales expected in the range of $285 million to $305 million from ABRAXANE, the new Abraxis BioScience will have the financial resources to maximize its pipeline potential and capture opportunities that enhance commercialization depth and establish Abraxis as a leader in biotechnology.”

The transaction is expected to be completed in the fourth quarter of 2007, subject to customary closing conditions, obtaining of a private letter ruling from the Internal Revenue Service, and other regulatory approvals.

In connection with the transaction, Wachovia Securities and Merrill Lynch & Co. are acting as financial advisors, and Fried, Frank, Harris, Shriver and Jacobson, LLP and Morrison & Foerster, LLP, are acting as legal advisors to Abraxis BioScience.

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APP

Following the separation, APP will be one of the largest standalone publicly traded companies focused on injectable pharmaceuticals and will have approximately 1,400 employees. Pursuant to the guidance previously provided, APP expects to generate revenue growth in 2007 in the mid teens over the 2006 revenue of $583 million. The headquarters of APP will remain in Schaumburg, Illinois.

APP will continue to focus on bringing to patients and their healthcare providers one of the broadest injectable portfolios of products in the U.S. The current injectable portfolio is comprised of anti-infectives, critical care, oncology and anesthetic/analgesic products totaling over 400 dosage forms. In addition to its strong revenue base and broad product offerings, APP also intends to leverage its expansive manufacturing capabilities, operational strength, and solid infrastructure to pursue growth opportunities as well as develop new technologies to benefit the patients who use its products every day.

Dr. Soon-Shiong will remain as chairman and serve as chief executive officer of APP. The operating management team that led to the growth of APP in 2006 will remain in place and be further strengthened over time to execute on its vision. Thomas H. Silberg, will continue to lead APP as president. Frank Harmon will remain as executive vice president and chief operating officer of APP. Key executive officer positions, as well as the Board of Directors, will be named prior to, or at the time of, the close of the transaction.

In 2006, APP remained a market leader with 10 ANDA approvals. From 2001 to 2006, APP led the market with 55 ANDA approvals. Including the 29 ANDAs pending with the FDA, representing approximately $1.6 billion in annual branded sales, APP currently has over 60 product candidates in various stages of development.

The New Abraxis BioScience

The new Abraxis BioScience, as a standalone publicly traded company, will have its headquarters in Los Angeles, California and employ more than 500 people. The company will continue to market ABRAXANE and accelerate the development of its pipeline which utilizes the nab™ (nanoparticle-albumin bound) technology platform.

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The new Abraxis BioScience will combine the Abraxis Oncology and Abraxis Research business units. Dr. Soon-Shiong will continue to serve as its chairman and chief executive officer. The executive committee of Abraxis BioScience will remain in their current positions. The new board of directors for this business will be determined prior to, or at the close of, the transaction.

ABRAXANE is marketed in the U.S. and Canada and posted revenue in 2006 of $175 million. For the first quarter of 2007, revenue increased 134 percent to $70.9 million versus the first quarter of 2006. Full year 2007 guidance for ABRAXANE net sales is $285 million to $305 million. According to May 2007 IntrinsiQ data, ABRAXANE was the taxane market leader in mestastatic breast cancer with a 36.4 percent share for ABRAXANE compared to 35.9 percent for paclitaxel (Taxol® and generic paclitaxel) and 27.7 percent for Taxotere®.

ABRAXANE is currently under active review in Australia, Russia and the European Union by their respective regulatory agencies. In China, ABRAXANE is in the final step in the regulatory approval process and in Japan, ABRAXANE development is underway in partnership with Taiho Pharmaceuticals, the leading domestic oncology company in that country.

The nab™ tumor-targeting technology, which harnesses the unique natural properties of the human protein albumin to transport and deliver therapeutic agents to the site of disease, was developed by Abraxis scientists. ABRAXANE, which was approved in the U.S. in January 2005, was the first product developed using the nab technology. In addition to the previously announced initiation of clinical trials for nab-docetaxel (ABI-008), studies are ongoing to evaluate several other therapeutic candidates that employ the nab technology, including the mTOR inhibitor nab-rapamycin (ABI-009) and the HSP90 inhibitor nab-17AAG (ABI-010), among others. The IND for ABI-009, which was recently approved, is the third investigational product based on the company’s nab technology platform. Abraxis anticipates filing two additional IND submissions over the next 12 to18 months for ABI-010 and nab-thiocolchicine dimer (ABI-011).

Conference Call Information

The company will host a conference call with interested parties today beginning at 8:30 a.m. PDT/11:30 a.m. EDT to review the details of the proposed separation. The conference call may

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be heard by interested parties through a live audio Internet broadcast at www.abraxisbio.com and www.earnings.com. For those unable to listen to the live broadcast, a playback of the webcast will be available at both websites for approximately six months beginning shortly after the conclusion of the call.

About Abraxis BioScience, Inc.

Abraxis BioScience, Inc. is an integrated global biopharmaceutical company dedicated to meeting the needs of critically ill patients. The company develops, manufactures and markets one of the broadest portfolios of injectable products and leverages revolutionary technology such as its nab™ platform to discover and deliver breakthrough therapeutics that transform the treatment of cancer and other life-threatening diseases. The first FDA approved product to use this nab platform, ABRAXANE®, was launched in 2005 for the treatment of metastatic breast cancer. Abraxis trades on the NASDAQ Global Market under the symbol ABBI. For more information about the company and its products, please visit www.abraxisbio.com.

FORWARD-LOOKING STATEMENTS

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements in this press release include statements regarding our expectations, beliefs, hopes, goals, intentions, initiatives or strategies, including statements regarding the separation of the proprietary product business from the hospital-based business and the expected revenues of these businesses. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward- looking statements. These factors include, but are not limited to, the inability to obtain a private letter ruling from the IRS on the tax-free nature of the transactions; the failure to obtain the necessary debt financing arrangements; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention; the inability to recognize the benefits of the transactions contemplated by the separation of the businesses; the continued market acceptance and demand of new and existing products for the proprietary product and the hospital-based products businesses; the difficulties or delays in developing, testing, obtaining regulatory approval of, and producing and marketing of their products; the impact of competitive products and pricing; the availability and pricing of ingredients used in the manufacture of pharmaceutical products; and the ability to successfully manufacture products in a time-sensitive and cost effective manner. Additional relevant information concerning risks can be found in Abraxis BioScience’s Form 10-K for the year ended December 31, 2006 and other documents it has filed with the Securities and Exchange Commission.

The information contained in this press release is as of the date of this release. Abraxis assumes no obligations to update any forward-looking statements contained in this press release as the result of new information or future events or developments.

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Abraxis BioScience, Inc.

Reconciliation of Net Income to Adjusted EBITDA(1)

For the Year Ended December 31, 2006

(unaudited, in thousands)

Net income	$(46,897)
Depreciation and amortization	79,691
Interest expense (net of interest and other income)	9,971
Income tax expense	29,299
Merger related in-process research and development charge (2)	105,777
Stock-based compensation expense (3)	35,023
Merger costs (2)	17,954
Puerto Rico pre-launch costs (4)	11,246
Minority interests	11,383
Equity in net income of Drug Source Company, LLC	(2,847)

Adjusted EBITDA (1)	$250,600

(1)

We define Adjusted EBITDA as net income, excluding the impact of depreciation and amortization, interest expense net of interest income and other income, income tax expense, stock-based compensation expense, merger costs, merger related in-process research and development charge, minority interests, equity interests in Drug Source Company, LLC and pre-launch costs associated with Puerto Rico manufacturing facility. We use adjusted EBITDA to provide meaningful supplemental information to investors in understanding the underlying operating performance of the business and facilitate additional analysis by investors. We believe that Adjusted EBITDA can assist management and investors in assessing the financial operating performance and underlying strength of our core business. Adjusted EBITDA is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. Because not all companies calculate Adjusted EBITDA identically, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2)	Represents one-time costs, not including amortization, associated with the 2006 merger.
(3)	Amounts included in stock compensation expense could be settled in cash.
(4)	Represents pre-launch costs associated with Puerto Rico manufacturing facility acquired in March 2007.

Taxol® is a registered trademark of Bristol-Myers Squibb Company.

Taxotere® is a registered trademark of Sanofi-Aventis.

Contact:

Investors and Media:

Christine Cassiano

Director of Corporate Communications and Investor Relations

(310) 405-7417